Exhibit 10.1

EXECUTION COPY

EXCHANGE AGREEMENT

among

NEWCASTLE INVESTMENT CORP.,

NIC TRS LLC,

TABERNA CAPITAL MANAGEMENT, LLC,

TABERNA PREFERRED FUNDING IV, LTD.,

TABERNA PREFERRED FUNDING V, LTD.,

TABERNA PREFERRED FUNDING VI, LTD.

and

TABERNA PREFERRED FUNDING VII, LTD.

Dated as of January 29, 2010

EXCHANGE AGREEMENT

THIS EXCHANGE AGREEMENT, dated as of January 29, 2010 (this “Agreement”), is entered into by and among NEWCASTLE INVESTMENT CORP., a Maryland corporation (the “Parent”), NIC TRS LLC, a Delaware limited liability company (the “Company”), TABERNA CAPITAL MANAGEMENT, LLC (“Taberna”), TABERNA PREFERRED FUNDING IV, LTD. (“Taberna IV”), TABERNA PREFERRED FUNDING V, LTD. (“Taberna V”), TABERNA PREFERRED FUNDING VI, LTD. (“Taberna VI”) and TABERNA PREFERRED FUNDING VII, LTD. (“Taberna VII”, and together with Taberna IV, Taberna V and Taberna VI, the “Holders” and each a “Holder”).

RECITALS:

A. Reference is made to that certain Junior Subordinated Indenture (the “Indenture”), dated as of April 30, 2009, between the Parent and The Bank of New York Mellon Trust Company, National Association, as Trustee (the “Trustee”), pursuant to which the Parent issued the following junior subordinated notes (together, the “Performing CDO Notes”):

(i) Junior Subordinated Note due 2035 in the original principal amount of $26,266,000 issued by the Parent to Taberna V.

(ii) Junior Subordinated Note due 2035 in the original principal amount of $25,625,000 issued by the Parent to Taberna VII.

B. In addition to the Performing CDO Notes, the Parent also issued the following junior subordinated notes pursuant to the Indenture (together, the “Defaulted CDO Notes”, and, together with the Performing CDO Notes, the “Junior Subordinated Notes”):

(i) Junior Subordinated Note due 2035 in the original principal amount of $24,984,000 issued by the Parent to Taberna IV.

(ii) Junior Subordinated Note due 2035 in the original principal amount of $25,625,000 issued by the Parent to Taberna VI.

C. The Company is a wholly-owned taxable REIT subsidiary of the Parent. The Company is the owner of (i) certain CDO notes from Newcastle CDO IX 1, Limited transaction and Newcastle CDO VIII 1, Limited and Newcastle CDO VIII 2, Limited transaction set forth on Schedule I hereto (the “Replacement Securities”) and (ii) $9,715,000 in cash (the “Cash”, and collectively with the Replacement Securities, the “Replacement Collateral”).

D. On the terms and subject to the conditions set forth in this Agreement, the Parent, the Company and the Holders, to the extent the same are eligible to participate in the Exchange, have agreed to exchange a total of $51,891,000 Junior Subordinated Notes (which may consist of all of the Performing CDO Notes or a portion of the Performing CDO Notes and a portion of the Defaulted CDO Notes) for the Replacement Collateral on two separate dates (each a “Closing Date”) as further described in Section 2(a) hereof.

E. Taberna has also solicited the consent of the noteholders of Taberna IV and Taberna VI to exchange a portion of the Defaulted CDO Notes for their respective share of the Replacement Collateral as further described in Section 7 hereof.

NOW, THEREFORE, in consideration of the mutual agreements and subject to the terms and conditions herein set forth, the parties hereto agree as follows:

1. Definitions.

“Bankruptcy Code” means the Bankruptcy Reform Act of 1978, 11 U.S.C. §§101 et seq., as amended.

“Benefit Plan” means an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, a “plan” as defined in Section 4975 of the Code or any entity whose assets include (for purposes of U.S. Department of Labor Regulations Section 2510.3-101 or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Cash” has the meaning set forth in the Recitals.

“CDO Trustee” has the meaning set forth in Section 2(e)(i).

“Closing Date” has the meaning set forth in the Recitals.

“Closing Room” has the meaning set forth in Section 2(e).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated under it.

“Company” has the meaning set forth in the introductory paragraph hereof.

“Company Counsel” has the meaning set forth in Section 3(b).

“Defaulted CDO Notes” has the meaning set forth in the Recitals.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated under it.

“Exchange” has the meaning set forth in Section 2(e).

“First Closing Date” has the meaning set forth in Section 2(a).

“Governmental Entities” has the meaning set forth in Section 4(l).

“Holders” has the meaning set forth in the introductory paragraph hereof.

“Indemnified Party” has the meaning set forth in Section 9(a).

“Indemnified Parties” shall have the correlative meaning.

“Indenture” has the meaning set forth in the Recitals.

“Investment Company Act” has the meaning set forth in Section 4(i).

“Junior Subordinated Notes” has the meaning set forth in the Recitals.

“Lien” has the meaning set forth in Section 4(l).

“Material Adverse Effect” means a material adverse effect on the condition (financial or otherwise), earnings, business, liabilities or assets of the Parent or any of its subsidiaries taken as a whole.

“Parent” has the meaning set forth in the introductory paragraph hereof.

“Parent Local Counsel” has the meaning set forth in Section 3(c).

“Performing CDO Notes” has the meaning set forth in the Recitals.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint stock company, company, limited liability company, trust, unincorporated association or government, or any agency or political subdivision thereof, or any other entity of whatever nature.

“Regulation D” has the meaning set forth in Section 4(f).

“Repayment Event” has the meaning set forth in Section 4(l).

“Replacement Collateral” has the meaning set forth in the Recitals.

“Replacement Securities” has the meaning set forth in the Recitals.

“Second Closing Date” has the meaning set forth in Section 2(a).

“Securities Act” means the Securities Act of 1933, 15 U.S.C. §§77a et seq., as amended, and the rules and regulations promulgated under it.

“Taberna” has the meaning set forth in the introductory paragraph hereof.

“Taberna IV” has the meaning set forth in the introductory paragraph.

“Taberna V” has the meaning set forth in the introductory paragraph hereof.

“Taberna VI” has the meaning set forth in the introductory paragraph hereof.

“Taberna VII” has the meaning set forth in the introductory paragraph hereof.

“Taberna Transferred Rights” means, with respect to each Closing Date, any and all of the applicable Holder’s, title, and interest in, to and under the Junior Subordinated Notes being exchanged on such Closing Date, together with the following:

(i) the Indenture;

(ii) all amounts payable to the applicable Holder under the Junior Subordinated Notes or the Indenture, excluding, however, amounts payable on account of interest for the period commencing on the most recent interest payment date under the Junior Subordinated Notes and continuing through and including the First Closing Date or the Second Closing Date, as applicable;

(iii) all cash, securities, or other property, and all setoffs and recoupments, to be received, applied, or effected by or for the account of the applicable Holder under the Junior Subordinated Notes, other than fees, costs and expenses payable to Taberna or the applicable Holder hereunder and all cash, securities, interest, dividends, and other property that may be exchanged for, or distributed or collected with respect to, any of the foregoing;

(iv) after the Second Closing Date and only to the extent a Holder transfers all of the Junior Subordinated Notes held by it, all claims (including “claims” as defined in Bankruptcy Code §101(5)), suits, causes of action, and any other right of Taberna or any Holder, whether known or unknown, against the Company or any of its affiliates, or their respective agents, representatives, contractors, advisors, directors, officers and trustees, or any other entity or individual that in any way is based upon, arises out of or is related to any of the foregoing, including all claims (including contract claims, tort claims, malpractice claims, and claims under any law governing the exchange of, purchase and sale of, or indentures for, securities), suits, causes of action, and any other right of Taberna or any Holder against any attorney, accountant, financial advisor, or other entity arising under or in connection with the Junior Subordinated Notes or the transactions related thereto or contemplated thereby (but excluding the transactions contemplated under this Agreement); and

(v) all proceeds of the foregoing.

“Trustee” has the meaning set forth in the Recitals.

2. Exchange of the Junior Subordinated Notes for the Replacement Collateral.

(a) The Company and each applicable Holder shall exchange all or a portion of the Performing CDO Notes and, to the extent eligible, a portion of the Defaulted CDO Notes, for the Replacement Collateral in two separate closings, the first of which shall occur on January 29, 2010 (the “First Closing Date”) and the second of which shall occur on February 11, 2010 (the “Second Closing Date”).

(b) As further set forth on Schedule II hereto, on the First Closing Date, each of Taberna V and Taberna VII shall exchange one half of the Performing CDO Notes held by it for its applicable share of the Replacement Collateral as set forth on Schedule II hereto.

(c) As further set forth on Schedule III hereto, on the Second Closing Date, either (i) each of Taberna V and Taberna VII shall exchange the remaining balance of the Performing CDO Notes held by it for its respective pro rata share of the remaining Replacement Collateral (as illustrated on Schedule III, Section A) or (ii) in the event Taberna receives the requisite consent of the noteholders of either or both of Taberna IV and Taberna VI as further described in Section 7, the applicable portion of the Performing CDO Notes and/or the Defaulted CDO Notes shall be exchanged for a pro-rata share of the remaining Replacement Collateral (rounded to the nearest thousand) by each Holder that is eligible to participate in the Exchange (as defined below) on the Second Closing Date, as illustrated on Schedule III, Sections B, C, or D, as applicable. Following the Second Closing Date, the Holders will have exchanged a total of $51,891,000 Junior Subordinated Notes, collectively, with the precise amount to be exchanged by each participating Holder on the Second Closing Date to be determined as set forth on Schedule III hereof and provided in writing to the Parent in advance of (but in any event, not less than two (2) calendar days prior to) the Second Closing Date.

(d) In connection with the Junior Subordinated Notes to be transferred on each Closing Date, the Company agrees to deliver or cause to be delivered the applicable portion of Replacement Collateral to each participating Holder and has requested that each participating Holder accept its applicable portion of the Replacement Collateral in exchange for the portion of the Junior Subordinated Notes being exchanged upon the terms and conditions set forth herein.

(e) The closing of the transactions contemplated herein shall occur at the offices of Dechert LLP in Philadelphia, Pennsylvania (the “Closing Room”), or such other place as the parties hereto shall agree, at 11:00 a.m. Eastern time on each Closing Date. With respect to each Closing Date, the parties hereto hereby agree that the exchange (the “Exchange”) will occur in accordance with the following requirements:

(i) On each Closing Date, Taberna (as collateral manager for each participating Holder) shall have delivered an issuer order instructing each trustee (in each such capacity, a “CDO Trustee”) under the applicable indenture pursuant to which such CDO Trustee serves as trustee for the Holder of the Junior Subordinated Notes to (a) exchange the applicable portion of Junior Subordinated Notes for the applicable portion of the Replacement Collateral as set forth on Schedule II and Schedule III, respectively, and (b) to deliver the Junior Subordinated Notes being exchanged on such Closing Date to the Trustee for reissuance in the names of NIC TRS LLC and the applicable Holders.

(ii) On each Closing Date, the applicable portion of the Junior Subordinated Notes shall have been delivered to the Closing Room, copies of which shall have previously been made available for inspection, if so requested.

(iii) On each Closing Date, the Company shall have transferred the applicable portion of the Replacement Securities to each CDO Trustee via the Depository Trust Company to hold for the benefit of each participating Holder.

(iv) On each Closing Date, the Company shall transfer the applicable portion of the Cash to each participating Holder via a wire transfer in immediately available funds.

(v) Simultaneously with the occurrence of the events described in subsections (i) through (iv) hereof on each Closing Date, and solely with respect to the portion of the Junior Subordinated Notes transferred on the First Closing Date or the Second Closing Date, as applicable, (A) each Holder of the Junior Subordinated Notes irrevocably transfers, assigns, grants and conveys the related Taberna Transferred Rights to the Company and the Company accepts the Junior Subordinated Notes and assumes the Taberna Transferred Rights and (B) each Holder shall be entitled to all of the rights, title and interest of a holder of the Replacement Securities, in accordance with their respective ownership interests, under the terms of the Replacement Securities and any other Operative Document.

(vii) On each Closing Date, Taberna shall have paid to the Trustee and each CDO Trustee all of such party’s legal fees, costs and other expenses in connection with the Exchange, and the Company shall have paid, or the Parent shall have paid on behalf of the Company, all other accrued and unpaid fees, costs and expenses under the Indenture, if any.

(viii) On each Closing Date, the Company shall have paid, or the Parent shall have paid on behalf of the Company, to the Trustee for application upon the applicable portion of the Junior Subordinated Notes and for distribution to the applicable Holders holding such Junior Subordinated Notes pursuant to the terms of the Indenture, all accrued interest for the period commencing on the most recent interest payment date under the Junior Subordinated Notes and continuing through and including the applicable Closing Date.

3. Conditions Precedent. The obligations of the parties under this Agreement are subject to the following conditions precedent with respect to each Closing Date:

(a) The representations and warranties contained herein shall be accurate as of the date of delivery of the Replacement Collateral.

(b) Sonnenschein, Nath & Rosenthal LLP, as counsel for the Parent and the Company and as Delaware counsel for the Company (the “Company Counsel”), shall have delivered an opinion, dated as of the applicable Closing Date, addressed to each participating Holder and Taberna, in substantially the form set forth in Exhibit A-1 hereto. In rendering its opinion, the Company Counsel may rely as to factual matters upon certificates or other documents furnished by officers, directors and trustees of the Parent and the Company and by government officials and by and upon such other documents as such counsel may, in its reasonable opinion, deem appropriate as a basis for the Company Counsel’s opinion. The Company Counsel may specify the jurisdictions in which it is admitted to practice and that it is not admitted to practice in any other jurisdiction and is not an expert in the law of any other jurisdiction; provided, however, that Company Counsel must be admitted to practice in the State of New York. Such Company Counsel opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

(c) DLA Piper LLP (US), local counsel for the Parent (the “Parent Local Counsel”), shall have delivered an opinion, dated as of the applicable Closing Date, addressed to each participating Holder and Taberna, in substantially the form set forth in Exhibit A-2 hereto. In rendering its opinion, the Local Counsel may rely as to factual matters upon certificates or other documents furnished by officers, directors and trustees of the Parent and by government officials and by and upon such other documents as such counsel may, in its reasonable opinion, deem appropriate as a basis for the Local Counsel’s opinion; provided, however, that copies of any such certificates or documents are delivered to each participating Holder. The Local Counsel may specify the jurisdictions in which it is admitted to practice and that it is not admitted to practice in any other jurisdiction and is not an expert in the law of any other jurisdiction. Such Local Counsel opinion shall not state that it is to be governed or qualified by, or that it is otherwise subject to, any treatise, written policy or other document relating to legal opinions, including, without limitation, the Legal Opinion Accord of the ABA Section of Business Law (1991).

(d) Prior to each Closing Date, each party hereto shall furnish such further information, certificates and documents to each other party as such other party or its counsel may reasonably request.

If any of the conditions specified in this Section 3 shall not have been fulfilled when and as provided in this Agreement, or if any of the opinions, certificates and documents mentioned above or elsewhere in this Agreement shall not be reasonably satisfactory in form and substance to each participating Holder, Taberna, the Parent or their respective counsel, this Agreement and any obligations of Taberna and each participating Holder hereunder, whether as a holder of the Junior Subordinated Notes or as a prospective Holders of the Replacement Collateral, may be canceled at, or at any time prior to, the Closing Date by Taberna, any participating Holder or the Parent, as the case may be. Notice of such cancellation shall be given to the other party in writing or by telephone and confirmed in writing, or by e-mail or facsimile.

Each certificate signed by any officer of the Parent or the Company and delivered to each participating Holder or their counsel in connection with the Exchange and the transactions contemplated hereby and thereby shall be deemed to be a representation and warranty of the Parent or the Company, as the case may be, and not by such officer in any individual capacity.

4. Representations and Warranties of the Parent and the Company. As of each Closing Date, each of the Parent and the Company, on a joint and several basis, represents and warrants to, and agrees with Taberna and each Holder participating in an exchange on such Closing Date as follows:

(a) It (i) is duly organized and validly existing under the laws of its jurisdiction of organization or incorporation, (ii) is in good standing under such laws and (iii) has full power and authority to execute, deliver and perform its obligations under this Agreement.

(b) Neither the Replacement Collateral nor the Exchange is or reasonably could be expected to be void or voidable as an actual or constructive fraudulent transfer or as a preferential transfer.

(c) It (i) is a sophisticated entity with respect to the Exchange, (ii) has such knowledge and experience, and has made investments of a similar nature, so as to be aware of the risks and uncertainties inherent in the Exchange and (iii) has independently and without reliance upon Taberna, any Holder or the Trustee or any of their respective affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon Taberna’s and the participating Holders’ express representations, warranties, covenants and agreements in this Agreement. It acknowledges that none of Taberna, any participating Holder or the Trustee or any of their respective affiliates has given it any investment advice, credit information or opinion on whether the Exchange is prudent.

(d) It has not engaged any broker, finder or other entity acting under the authority of it or any of its affiliates that is entitled to any broker’s commission or other fee in connection with the transaction for which Taberna, any Holder, Trustee or any of their affiliates could be responsible.

(e) No interest in the Taberna Transferred Rights is being acquired by or on behalf of an entity that is, or at any time while the Taberna Transferred Rights are held thereby will be, one or more Benefit Plans.

(f) Neither it nor any of its “Affiliates” (as defined in Rule 501 (b) of Regulation D (“Regulation D”) under the Securities Act), nor any person acting on its or their behalf, has, directly or indirectly, made offers or sales of any security, or solicited offers to buy any security, under circumstances that would require the registration of any of the Replacement Securities under the Securities Act; provided that it does not make any representations as to any action taken by an Indemnified Party.

(g) Neither it nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of any of the Replacement Securities provided, that it does not make any representations as to any action taken by an Indemnified Party.

(h) Neither it nor any of its Affiliates, nor any person acting on its or their behalf, has engaged, or will engage, in any “directed selling efforts” within the meaning of Regulation S under the Securities Act with respect to the Replacement Securities.

(i) It is not, and immediately following consummation of the transactions contemplated hereby, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act of 1940, as amended (the “Investment Company Act”).

(j) This Agreement and the consummation of the transactions contemplated herein have been duly authorized by it and, on each Closing Date, will have been duly executed and delivered by it, and, assuming due authorization, execution and delivery by Taberna and the participating Holders will be a legal, valid and binding obligation of it enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(k) The Company is the owner of the Replacement Collateral free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest therein, or adverse claims of title (in accordance with Section 9-330(d) of the UCC); it has not assigned or otherwise transferred the Replacement Collateral; and it has the power and authority to transfer the Replacement Collateral.

(l) Neither the exchange of the Replacement Collateral for the Junior Subordinated Notes, nor the execution and delivery of and compliance with this Agreement by the Parent or the Company, nor the consummation of the transactions contemplated herein or therein, (i) will conflict with or constitute a violation or breach of (x) the charter or bylaws or similar organizational documents of it or any of its subsidiaries or (y) any applicable law, statute, rule, regulation, judgment, order, writ or decree of any government, governmental authority, agency or instrumentality or court, domestic or foreign, having jurisdiction over it or any of its subsidiaries or their respective properties or assets (collectively, the “Governmental Entities”), (ii) will conflict with or constitute a violation or breach of, or a default or Repayment Event (as defined below) under, or result in the creation or imposition of any pledge, security interest, claim, lien or other encumbrance of any kind (each, a “Lien”) upon any property or assets of it or any of its subsidiaries pursuant to any contract, indenture, mortgage, loan agreement, note, lease or other agreement or instrument to which (A) it or any subsidiary is a party or by which it or any of them may be bound, or (B) to which any of the property or assets of any of them is subject, or any judgment, order or decree of any court, Governmental Entity or arbitrator, except, in the case of clause (i)(y) or this clause (ii), for such conflicts, breaches, violations, defaults, Repayment Events (as defined below) or Liens which (X) would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by this Agreement and (Y) would not, singly or in the aggregate, have a Material Adverse Effect or (iii) will require the consent, approval, authorization or order of any court or Governmental Entity. As used herein, a “Repayment Event” means any event or condition which gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by it or any of its subsidiaries prior to its scheduled maturity. Notwithstanding the foregoing, solely for purposes of subclause (ii) above, no conflict, breach, violation, default, Repayment Event, Lien or Material Adverse Effect will be deemed to have occurred unless (a) acknowledged by it or (b) adjudicated by a court of competent jurisdiction.

(m) All of the information provided in writing by the Company or the Parent to Taberna, the Holders or the Trustee, as the case may be, in connection with the Exchange is true, complete and accurate in all material respects.

(n) There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to the knowledge of it after due inquiry, threatened against or affecting it or any of its subsidiaries, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by this Agreement or have a Material Adverse Effect; and the aggregate of all pending legal or governmental proceedings to which it or any of its subsidiaries is a party or of which any of their respective properties or assets is subject, including ordinary routine litigation incidental to the business, are not expected to result in a Material Adverse Effect.

(o) No filing with, or authorization, approval, consent, license, order, registration, qualification or decree of, any Governmental Entity, other than those that have been made or obtained, is necessary or required for the performance by it of its obligations under this Agreement, or the consummation by it of the transactions contemplated by this Agreement.

(p) It understands that the Exchange contemplated herein will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.

Except as expressly stated in this Agreement or any of the other documents delivered by the Parent or the Company, as the case may be, in connection herewith, neither the Parent nor the Company makes any representations or warranties, express or implied, with respect to the Exchange, the Taberna Transferred Rights, the Junior Subordinated Notes, the Indenture or any other matter.

5. Representations and Warranties of the Holders. As of each Closing Date, each Holder participating in an exchange on such Closing Date, for itself, and Taberna (in the case of clause (d) below) represents and warrants to, and agrees with, the Parent and the Company as follows:

(a) It is a company duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized with all requisite power and authority to execute, deliver and perform this Agreement, to make the representations and warranties specified herein and therein and to consummate the transactions contemplated in this Agreement.

(b) This Agreement and the consummation of the transactions contemplated herein has been duly authorized by it and, on the Closing Date, will have been duly executed and delivered by it and, assuming due authorization, execution and delivery by the Parent, the Company and Taberna of this Agreement, will be a legal, valid and binding obligation of such Holder, enforceable against such Holder in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

(c) No filing with, or authorization, approval, consent, license, order registration, qualification or decree of, any Governmental Entity or any other Person, other than those that have been made or obtained, is necessary or required for the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated herein.

(d) Neither the exchange of the Replacement Collateral for the Junior Subordinated Notes, nor the execution and delivery of and compliance with this Agreement by Taberna or any participating Holder, nor the consummation of the transactions contemplated herein or therein, conflict with, or will result in a violation or breach of or constitute a default (or an event which, with or without notice or lapse of time or both, would constitute a default) under, (i) the terms, conditions or provisions of any organizational document of any Holder, (ii) any statute, law, rule or regulation applicable to any Holder or (iii) any contract or other instrument of any kind to which Taberna or any participating Holder is now a party or by which Taberna or any participating Holder may be bound or affected.

(e) It is the legal and beneficial owner of its respective Junior Subordinated Notes and the related Taberna Transferred Rights free and clear of any pledge, mortgage, hypothecation, lien, charge, encumbrance or any security interest therein, or adverse claims of title (in accordance with Section 9-330(d) of the UCC); it has not assigned or otherwise transferred the Junior Subordinated Notes and the related Taberna Transferred Rights; it has the power and authority to transfer the Junior Subordinated Notes and the related Taberna Transferred Rights; and it shall deliver such Junior Subordinated Notes free and the related Taberna Transferred Rights and clear of any Lien created by such Holder.

(f) There is no action, suit or proceeding before or by any Governmental Entity, arbitrator or court, domestic or foreign, now pending or, to its knowledge, threatened against or affecting it, except for such actions, suits or proceedings that, if adversely determined, would not, singly or in the aggregate, adversely affect the consummation of the transactions contemplated by the Agreement.

(g) It is aware that the Replacement Securities have not been and will not be registered under the Securities Act and may not be offered or sold within the United States or to “U.S. persons” (as defined in Regulation S under the Securities Act) unless registered with the Commission, except in accordance with Rule 903 of Regulation S under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

(h) It understands and acknowledges that (i) no public market exists for any of the Replacement Securities and that it is unlikely that a public market will ever exist for the Replacement Securities, (ii) such Holder is purchasing the Replacement Securities for its own account, for investment and not with a view to, or for offer or sale in connection with, any fractionalization, division or distribution thereof in violation of the Securities Act or other applicable securities laws, subject to any requirement of law that the disposition of its property be at all times within its control and subject to its ability to resell such Replacement Securities pursuant to an effective registration statement under the Securities Act or pursuant to an exemption therefrom or in a transaction not subject thereto, and it agrees to the legends and transfer restrictions applicable to the Replacement Securities contained in this Agreement, and (iii) it has had the opportunity to ask questions of, and receive answers and request additional information from, the Parent and the Company and is aware that it may be required to bear the economic risk of an investment in the Replacement Securities. It has not received and is not relying on any representations of the Parent or the Company other than as set forth in this Agreement, or in any public filings. It has not entered into any contract to sell, transfer or pledge to any person the Replacement Securities that it is acquiring.

(i) It has independently and without reliance upon the Parent, the Company or any of their affiliates, and based on such information as it has deemed appropriate, made its own analysis and decision to enter into this Agreement, except that it has relied upon the Parent’s and the Company’s express representations, warranties, covenants and agreements in the Agreement and the other documents delivered by the Parent or the Company in connection therewith. It acknowledges that neither the Parent nor the Company has given it any investment advice or opinion on whether the Exchange is prudent.

(j) It understands that the Exchange contemplated herein will be made in reliance upon an exemption from registration under the Securities Act pursuant to Section 4(2) thereof.

(k) It is not, and immediately following consummation of the transactions contemplated hereby, will not be, an “investment company” or an entity “controlled” by an “investment company,” in each case within the meaning of Section 3(a) of the Investment Company Act.

(l) It is an “accredited investor,” as such term is defined in Rule 501 (a) of Regulation D under the Securities Act and has such knowledge and experience in financial and business matters as to be capable of evaluating the risks and merits of exchanging the Junior Subordinated Notes for the Replacement Collateral. Without characterizing the Junior Subordinated Notes or the Taberna Transferred Rights as a “security” within the meaning of applicable securities laws, it has not made any offers to sell, or solicitations of any offers to buy, all or any portion of the Junior Subordinated Notes or Taberna Transferred Rights in violation of any applicable securities laws.

(m) It has not engaged any broker, finder or other entity acting under its authority that is entitled to any broker’s commission or other fee in connection with this Agreement and the consummation of transactions contemplated in this Agreement for which the Parent or the Company could be responsible.

Except as expressly stated in this Agreement, each participating Holder makes no representations or warranties, express or implied, with respect to the Exchange, the Taberna Transferred Rights, the Junior Subordinated Notes, the Indenture, or any other matter.

6. Covenants and Agreements of the Parent and the Company. As of each Closing Date, each of the Parent and the Company, on a joint and several basis, agrees with Taberna and each participating Holder as follows:

(a) It has taken all action reasonably necessary or appropriate to cause its representations and warranties contained in Section 4 hereof to be true as of each Closing Date.

(b) It will not, and will not permit any of its Affiliates or any person acting on its or their behalf to, directly or indirectly, make offers or sales of any security, or solicit offers to buy any security, under circumstances that would require the registration of any of the Replacement Securities under the Securities Act.

(c) It will not, and will not permit any of its Affiliates or any person acting on its or their behalf to, engage in (i) any form of “general solicitation or general advertising” (within the meaning of Regulation D), or (ii) any “directed selling efforts” within the meaning of Regulation S under the Securities Act, in connection with any offer or sale of any of the Replacement Securities.

(d) It will, during any period in which it is not subject to and in compliance with Section 13 or 15(d) of the Exchange Act, or it or its general partner is not exempt from such reporting requirements pursuant to and in compliance with Rule 12g3-2(b) under the Exchange Act, provide to each Holder of the Replacement Securities, upon the request of such Holder, any information required to be provided by Rule 144A(d)(4) under the Securities Act.

(e) It will not identify any of the Indemnified Parties (as defined below) in a press release or any other public statement without the prior written consent of such Indemnified Party, which consent will not be unreasonably withheld or delayed; provided that each Indemnified Party acknowledges that the Parent will file a current report on Form 8-K concurrently with the First Closing Date, which document the Indemnified Parties may review and comment on prior to issuance by the Parent.

7. Future Exchanges.

(a) The parties hereto acknowledge and agree that Taberna has solicited the consent of 100% of the noteholders of Taberna IV and Taberna VI to exchange a portion of the Defaulted CDO Notes for their respective share of the Replacement Collateral on the Second Closing Date as further set forth on Schedule III hereof. Notwithstanding anything to the contrary herein, in the event the requisite consent is received at least two (2) business days prior to the Second Closing Date with respect to Taberna IV and/or Taberna VI, (i) on the Second Closing Date, Taberna IV and/or Taberna VI, as applicable, shall exchange a portion of the Defaulted CDO Notes for their respective share of the Replacement Collateral hereunder and (ii) the Replacement Collateral that will be available to Taberna V and Taberna VII on the Second Closing Date may be reduced by the amount of such Replacement Collateral delivered to Taberna IV and/or Taberna VI, as applicable, in connection with an Exchange described on Schedule III hereof.

(b) It is expressly understood and agreed by the parties hereto that, notwithstanding anything to the contrary contained herein, and notwithstanding the execution and delivery of this Agreement by Taberna IV and Taberna VI, respectively, in no event shall either Taberna IV or Taberna VI be deemed to have consented to an Exchange or have the authority to effect an Exchange absent receipt by Taberna of the consent of 100% of the noteholders of each of Taberna IV and Taberna VI, respectively, provided, however, that if (i) all defaults and their consequences in relation to either Taberna IV and/or Taberna VI, as the case may be, have been cured or waived, (ii) any acceleration of the notes issued by either Taberna IV and/or Taberna VI, as the case may be, has been rescinded and annulled, (iii) as a result of the actions described in clauses (i) and (ii) above, consent of the noteholders of Taberna IV and/or Taberna VI, as the case may be, is no longer required to effect an Exchange, and (iv) either or both of Taberna IV and/or VI, as the case may be, are otherwise authorized and permitted to effect an Exchange, then either or both of Taberna IV and/or Taberna VI, as the case may be, may participate in an Exchange as described on Schedule III hereof. For the avoidance of doubt, it is understood and agreed that neither the Company nor the Parent shall have any role in determining whether either or both of Taberna IV and/or Taberna VI are authorized or permitted to participate in an Exchange, or any liability (by indemnification or otherwise) in connection with either or both of Taberna IV and/or Taberna VI participating in an Exchange as a result of a determination that the conditions specified in provisos (i) through (iv) above have been satisfied.

8. Payment of Expenses. In addition to the obligations agreed to by the Company, Parent and Taberna under Section 2(e)(vii) herein, each of the parties hereto agree to pay all costs and expenses incident to the performance of their respective obligations under this Agreement, including, without limitation, the fees and expenses of their respective counsel, accountants and any other experts or advisors retained by them, whether or not the transactions contemplated herein are consummated or this Agreement is terminated. Notwithstanding the foregoing, the Parent agrees to cause the Company to pay a maximum of $512,500 to Taberna to cover such third party costs and will make the foregoing payment in three (3) installments to cover such third party costs. The first installment of $256,250 was paid to Taberna on January 15, 2010, to the extent an Exchange occurs on the First Closing Date, a second installment of $128,125 shall be paid on the First Closing Date and, to the extent an Exchange occurs on the Second Closing Date, the third installment of $128,125 shall be paid on the Second Closing Date. In addition, the Parent agrees to cause the Company to pay all reasonable costs and expenses incident to the transfer and delivery of the Replacement Collateral and any taxes payable in connection therewith.

9. Indemnification.

(a) Each of the Parent and the Company agrees, on a joint and several basis, to indemnify and hold harmless the Holders, Taberna, Taberna Securities, LLC, and their respective affiliates (collectively, the “Indemnified Parties”), each person, if any, who controls any of the Indemnified Parties within the meaning of the Securities Act or the Exchange Act, and the Indemnified Parties’ respective directors, officers, employees and agents against any and all losses, claims, damages or liabilities, joint or several, to which the Indemnified Parties may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based on (i) any untrue statement or alleged untrue statement of a material fact contained in any information or documents provided by it in writing in connection with the Exchange, (ii) any omission or alleged omission to state a material fact required to be stated or necessary to make the statements contained in any information provided by it in writing in connection with the Exchange, in light of the circumstances under which they were made, not misleading, or (iii) the breach or alleged breach of any representation, warranty, or agreement of it contained herein, or (iv) the execution and delivery by it of this Agreement and actions taken by it to consummate the transactions contemplated herein, and agrees to reimburse each such Indemnified Party, as incurred, for any legal or other expenses reasonably incurred by the Indemnified Parties in connection with investigating or defending any such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability that it may otherwise have. For avoidance of doubt, neither the Parent nor the Company shall be obligated to indemnify or hold harmless any of the Indemnified Parties for any losses, claims, damages or liabilities (or actions in respect thereof) arising out of or based on (i) the execution and delivery of this Agreement by any of the Indemnified Parties and actions taken by them to consummate the transactions contemplated herein, or (ii) bad faith, fraudulent misrepresentation, willful misconduct or the breach or alleged breach of any representation, warranty, or agreement contained herein by any of the Indemnified Parties.

(b) Promptly after receipt by an Indemnified Party under this Section 9 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9, promptly notify the indemnifying party in writing of the commencement thereof; but the failure so to notify the indemnifying party (i) will not relieve the indemnifying party from liability under paragraph (a) above unless and to the extent that such failure results in the forfeiture by the indemnifying party of material rights and defenses and (ii) will not, in any event, relieve the indemnifying party from any obligations to any Indemnified Party other than the indemnification obligation provided in paragraph (a) above. The Indemnified Parties shall be entitled to appoint one counsel to represent the Indemnified Parties in any action for which indemnification is sought. An indemnifying party may participate at its own expense in the defense of any such action; provided that counsel to the indemnifying party shall not (except with the consent of the Indemnified Party) also be counsel to the Indemnified Party. In no event shall the indemnifying parties be liable for fees and expenses of more than one counsel (in addition to one local counsel in each jurisdiction) separate from their own counsel for all Indemnified Parties in connection with any one action or separate but similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, unless an Indemnified Party elects to engage separate counsel because such Indemnified Party believes that its interests are not aligned with the interests of another Indemnified Party or that a conflict of interest might result. An indemnifying party will not, without the prior written consent of the Indemnified Parties, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim, action, suit or proceeding) unless such settlement, compromise or consent includes an unconditional release of each Indemnified Party from all liability arising out of such claim, action, suit or proceeding.

10. Representations and Indemnities to Survive. The respective agreements, representations, warranties, covenants and indemnities of the Parent and the Company set forth in or made pursuant to this Agreement will remain in full force and effect and will survive the Exchange. The provisions of Sections 8 and 9 shall survive the termination or cancellation of this Agreement.

11. Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement by each of the parties hereto.

12. Notices. All communications hereunder will be in writing and effective only on receipt, and will be mailed, delivered by hand or courier or sent by facsimile and confirmed or by any other reasonable means of communication, including by electronic mail, to the relevant party at its address specified below.

If to Taberna or any Holder:

Taberna Capital Management, LLC

450 Park Avenue, 11th Floor

New York, New York 10022

Attention: Raphael Licht

Facsimile: (215) 243-9039

Email: rlicht@raitft.com

With a copy (which shall not constitute notice) to:

Dechert LLP

Cira Centre

2929 Arch Street

Philadelphia, Pennsylvania 19014

Attention: Ralph R. Mazzeo, Esq.

Facsimile: (215) 655-2417

Email: ralph.mazzeo@dechert.com

If to the Parent or the Company:

Newcastle Investment Corp.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

Attention: Chief Financial Officer

Email: bsigman@fortress.com

With a copy (which shall not constitute notice) to:

Sonnenschein Nath & Rosenthal LLP

Two World Financial Center

New York, New York 10281

Attention: Walter Van Dorn

Facsimile: (212) 768-6800

Email: wvandorn@sonnenschein.com

13. Successors and Assigns. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any person other than the parties hereto and the affiliates, directors, officers, employees, agents and controlling persons referred to in Section 9 hereof and their successors, assigns, heirs and legal representatives, any right or obligation hereunder. None of the rights or obligations of the Parent or the Company under this Agreement may be assigned, whether by operation of law or otherwise, without Taberna’s prior written consent. The rights and obligations of each participating Holder and Taberna under this Agreement may be assigned by any Holder or Taberna without the Parent’s or the Company’s consent; provided that the assignee assumes the obligations of any such Holder or Taberna under this Agreement.

14. Applicable Law. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAW (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

15. Submission to Jurisdiction. ANY LEGAL ACTION OR PROCEEDING BY OR AGAINST ANY PARTY HERETO OR WITH RESPECT TO OR ARISING OUT OF THIS AGREEMENT MAY BE BROUGHT IN OR REMOVED TO THE COURTS OF THE STATE OF NEW YORK, IN AND FOR THE COUNTY OF NEW YORK, OR OF THE

UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK (IN EACH CASE SITTING IN THE BOROUGH OF MANHATTAN). BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF THE AFORESAID COURTS (AND COURTS OF APPEALS THEREFROM) FOR LEGAL PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

16. Counterparts and Facsimile. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument. This Agreement may be executed by any one or more of the parties hereto by facsimile.

17. Entire Agreement. This Agreement constitutes the entire agreement and understanding of the parties with respect to the matters and transactions contemplated by this Agreement and supersedes any prior agreement or understanding of the parties hereto.

[Signature Page Follows]

IN WITNESS WHEREOF, this Agreement has been entered into as of the date first written above.

TABERNA PREFERRED FUNDING IV, LTD.
TABERNA PREFERRED FUNDING V, LTD.
TABERNA PREFERRED FUNDING VI, LTD.
TABERNA PREFERRED FUNDING VII, LTD.

By:	Taberna Capital Management, LLC,
as Collateral Manager

	By:	/s/ Michael A. Fralin
	Name:	Michael A. Fralin
	Title:	Managing Director

TABERNA CAPITAL MANAGEMENT, LLC

By:	/s/ Michael A. Fralin
Name:	Michael A. Fralin
Title:	Managing Director

NEWCASTLE INVESTMENT CORP.

By:	/s/ Kenneth M. Riis
Name:	Kenneth M. Riis
Title:	President and Chief Executive Officer

NIC TRS LLC

By:	/s/ Kenneth M. Riis
Name:	Kenneth M. Riis
Title:	President